Exhibit 99.2

Charter of the Governance & Public Policy Committee

The functions of the Governance & Public Policy Committee shall be:

1.	To initiate, review and assess policies, programs and procedures (governance principles) designed to ensure that the Corporation is governed by its Directors and managed by its executives in a manner best suited to serve its shareholders.

2.	To review the organization and structure of the Board of Directors and to make recommendations as to both committees of the Board and committee functions, as well as to nominate for appointment by the Board, committee members.

3.	To determine, with the assistance of management, a desirable balance of expertise and backgrounds among Board members and to identify and propose individuals qualified to become Board members. The Committee shall have sole authority to retain (on such terms and with such fees as the Committee believes is appropriate) and to terminate any search firm to be used to recruit Director candidates. To qualify as a Board member the candidate shall be of high moral character and have such business, professional or other experience as the Committee and Board determine to be desirable given the then current makeup of the Board.

4.	To develop, with management, a slate of directors for recommendation to the Board for inclusion as “management’s slate” in the proxy statement and for election by the shareholders at the annual meeting.

5.	To recommend to the Board of Directors the compensation to be paid to Directors for serving on the Board and on its committees.

6.	To review, approve, initiate where appropriate, and recommend to the full Board of Directors such amendments to the By-laws and Certificate of Organization as may, from time to time, be deemed necessary.

7.	To initiate, review and assess policies, programs and procedures designed to ensure that the Company, in the conduct of its business continues to respond properly to its social responsibilities and the public interest, and in this connection, without limiting the generality of the foregoing, to on an annual basis, review the Company’s policies and procedures with respect to equal opportunity and diversity in its workplace.

8.	To oversee the evaluation of the Board of Directors.

9.	To evaluate its own performance annually.

10.	To consider and recommend to the Board of Directors the action to be taken with respect to any resignation tendered by a Director pursuant to the Corporation’s applicable governance guidelines.

General Principles:

1.	The Committee shall be comprised entirely of independent directors.

2.	Committee members shall serve at the pleasure of the Board which shall determine on a case by case basis an individual’s qualifications to serve as a Committee member.

As amended and restated on October 26, 2006.